Exhibit 99.3

OPERATOR: Good day, ladies and gentlemen, and welcome to your Optical Communication Products 2003 third quarter earnings conference call. At this time all participants are in a listen-only mode, later we will conduct a question-and-answer session, and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touch-tone telephone. As a reminder, ladies and gentlemen, this conference call is being recorded.

I would now like to introduce your host for today's conference, Dr. Tran, Chairman and CEO.

DR. MUOI VAN TRAN, PRESIDENT AND CEO, OPTICAL COMMUNICATION PRODUCTS: Thank you very much. Good afternoon everybody, welcome to our conference call to discuss OCP financial results for our third quarter which ended on June 30, 2003. Before we begin with the substance of this call, I would appreciate your patience while I briefly record legal disclaimer.

During the course of this conference call we may make forward-looking statements regarding future events or the future performance of OCP. Forward-looking statements inherently involve risk and uncertainty, and therefore actual events or results could differ materially from those stated or implied in the forward-looking statements. We refer you to the documents that OCP files from time to time with the Securities and Exchange Commission, most recently the company's registration statement on Form S-1, declared effective on November 2, 2000, and our periodic filings on Forms 10-K and 10-Q, those documents contain and identify important factors that could cause actual results to differ materially from those contained in any forward-looking statements. Including without limitation those factors described under the caption risk factors and management's discussion and analysis of financial condition and results of operations.

Now I would like to begin with the call. I would like to introduce you to Susie Nemeti, our CFO. She will review with you our financial numbers for the quarter -- Susie.

SUSIE NEMETI, VICE PRESIDENT OF FINANCE AND CFO, OPTICAL COMMUNICATION PRODUCTS:
Thank you, Tran. In our financial results for the quarter that just ended on June 30, 2003, our third quarter of the fiscal year ending September 30, 2003. We completed the quarter with a revenue of $9.5 million, a decrease of 3.6 percent compared to $9.8 million in the third quarter of fiscal year 2002.

The net loss for the third quarter was $4.3 million, compared to a net loss of $265,000 for the third quarter of fiscal year 2002. The loss per diluted share for the third quarter of fiscal 2003 was four cents per share, compared with a net loss per diluted share of zero cents for the third quarter of fiscal year 2002. Now the net loss for the third quarter of 2003 includes a charge of $2.2 million related to the valuation allowance of a deferred tax asset. The net loss per share related to this charge is two cents a share.

The third quarter revenue decreased .9 of a percent to $9.5 million from $9.6 million in the second quarter of fiscal year 2003. Our gross margin for the third quarter was 35.4 percent, which included $1.1 million of inventory use in production, which was written down to zero in prior periods.

Our cash, cash equivalents, including marketable securities, at the end of our third quarter of fiscal 2003 was $138 million, compared to $140 million at the end of March 31, 2003. The decrease in cash was primarily due to $1 million in purchases of our property planning equipment, and the purchase of 1.4 million shares of treasury stock.

For the third quarter, our DSO was 45 days, and days in inventory was 88 days, or turning approximately four times.

We currently have 298 key members at OCP, we have a total of 86 engineers, 94 -- I'm sorry, 74 in R&D and 12 in manufacturing.

Now on the operations side, our total overhead and operating expenses for the third quarter was approximately $9.4 million. We expect that the total overhead and operating expenses in absolute dollars in the next quarter will be in the range of $9 million to $11 million. With that, let me turn this conference back to Tran.


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TRAN: Thank you, Susie. As you may already know, OCP business focuses on providing active fiber optic modules and subsystems for the metropolitan area network, MAN, local area networks, LAN, and storage area networks, or SAN. We offer to our customers a very extensive and complete product set of active modules and subsystems to serve into those optical networks, namely optical transmitters, receivers, transceivers, and transponders with operating data rate ranging from OC1, OC3, OC12 to Gigabit Ethernet and fiber channel, OC48 or 2.5 Gbps, and OC192, 10 Gbps, with link distances ranging from several hundred meters to over 100 kilometers, and for indoor as well as outdoor operating environments.

Susie has already reviewed with your our financial numbers for the quarter, I will provide further comments for our customer base, our product mix, and our strategy going forward. In this quarter we have three customers which are above 10 percent of revenue, namely Cisco Systems, Alcatel, and Huawei.

Cisco Systems accounts for about 13 percent of revenue for this quarter, about the same percentage as in the previous quarter. Alcatel accounts for about 11 percent of our revenue for this quarter, slightly down from about 12 percent in the previous quarter. Huawei Technologies accounts for about 11 percent of our revenue for this quarter. This is the first time that Huawei Technologies is an above 10 percent customer.

In terms of key customers, our top 10 customers for this quarter include in alphabetical order Acterna, Alcatel, Cisco Systems, Huawei Technologies, Nortel Networks, plus five other customers. Together these top 10 customer account for about 63 percent of our revenue for the quarter.

Application wise for this quarter our revenue breakdown is about 80 percent in the metropolitan area networks, and about 13 percent in the LAN and SAN networks.

Our revenue for this quarter is roughly 51 percent in OC3, OC12, 16 percent in OC48, and 25 percent in Gigabit Ethernet and fiber channel applications.

Now let's talk about our business outlook. The environment is still the same, still slow, visibility is still limited. Our backlog exiting this quarter was slightly lower than our backlog entering the quarter. Although it has become more and more difficult to estimate future results in the current market environment, our revenue in our fourth quarter ended September 2003 is expected to be within the range of $8 million to $10 million.

On the other hand, we are pleased by our progress in our plan to invest strategically to enhance our capabilities and operations. Despite the challenging market environment, we are committed to expand our R&D capability as well as our sales and marketing operation.

On the new product development front, we are working on several type performance Gigabit Ethernet and OC48 small form factor pluggable SFF modules as well as multi-channel array modules. We believe we are making progress on the development and commercialization of long wavelength VCSEL technology that we acquired last year.

On the sales and marketing front, we believe that we are making some head waves in expanding our presence to the LAN and SAN market area.

In summary, OCP financial position remains strong with approximately $138 million in cash, cash equivalents and marketable securities at the end of June 2003.

Overall we believe the OCP has a good position in our target market, and going forward we believe that our plans will further solidify and enhance our position, which will enable us to take advantage of the opportunity when the fiberoptic communications market rebounds.

That concludes our prepared segment. We would be happy to answer any questions or any comments you may have. Thank you very much.


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OPERATOR: Ladies and gentlemen, if you have a question at this time, please press the 1 key on your touch-tone telephone. If your questions has been answered or you wish to remove yourself from the queue, please press the pound key. Again if you have a question, please press the 1 key on your touch-tone telephone.

Dr. Tran, I'm showing no questions at this time.

TRAN: OK, if there is no questions, I want to thank you -- everybody for attending the call and we looking forward to see you next time. Thank you very much.

OPERATOR:  Sir.

UNIDENTIFIED PARTICIPANT:  Yes.

OPERATOR:  You have a question from Simon Michael with Balch Hill Capital.

TRAN:  OK.

SIMON MICHAEL, BALCH HILL CAPITAL: Hello, I'm sorry I got on the call just slightly late, so if I missed it. But can you talk about when you're planning introducing VCSEL products from Cielo?

TRAN: As I'd indicated, we are working on the development of the module that will be using the -- along with the VCSEL technology that we acquired last year, we expect that we will introduce those products about early next year, and we will expect revenue contribution from those products in our fiscal year 2004.

MICHAEL: Got you. And also in terms of the environment, you know, you characterized it as your revenue's sort of the same. But you know, in fact they're sort of on the high end, and I guess I'm fishing here, but would you -- to me it feels like things are at least stable, maybe even marginally better. Or would you disagree with that?

TRAN: I think, you know, if you look at our revenue over the last I guess several quarters, they kind of remain roughly the same, you know, plus or minus two percent. So I guess you can maybe start up the conclusion that things are relatively stable. But I think another thing that maybe I can point out is, you know, for the first two quarters of our fiscal year this year, namely I guess the December quarter and the March quarter, if you recall our revenue, you know, I guess Acterna is one of our customers that is above 10 percent, I think they account for about 13 percent or 12 percent in the first two quarters. And as you may know, you know, Acterna has filed for bankruptcy in early May, so our revenue for Acterna actually has dropped down of course significantly this quarter, you know, compared to the two previous quarter. But I think we are pleased that we were able to get revenues coming in from other customers, you know, to compensate for the -- for the loss of revenue from Acterna.

So you know, if you look at overall, you know, I mean relatively stable, but if you look into a finer scale, I guess always the case, you know, a company goes down, other companies go up. And you know, we -- like I said, we actually are quite pleased, we have -- we have -- our ability to compensate for the loss of a portion of Acterna revenue this quarter.

MICHAEL:  Got you.  OK, thank you.

OPERATOR:  Dr. Tran, I'm showing no further questions.

TRAN: OK. If there's no further questions, we can end the call here. I thank you very much again. Bye-bye.

NEMETI:  Thank you, bye.

OPERATOR: Ladies and gentlemen, thank you for your participation in today's conference call. This does conclude the program, you may now disconnect.

END


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